EXHIBIT 99.1

NEWS RELEASE
For Release: Thursday, April 17, 2008, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES FIRST QUARTER RESULTS;

NET REVENUE INCREASES 16% TO $14.1 MILLION

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the first quarter ended March 31, 2008. Highlights of the first quarter and other recent events include:

•	Achieved net revenue of $14.1 million, up 16% from $12.2 million in the first quarter of 2007.
•	Achieved net income of $235,000, or $0.01 per diluted share, compared with a net loss of $5,534,000 in the first quarter of 2007.
•	Achieved positive cash flow of $354,000, the sixth consecutive quarter of positive cash flow.
•	Received a favorable $4.5 million jury verdict in the product disparagement litigation with Marine Polymer Technologies.
•	Settled patent litigation with Diomed Inc., resulting in a gain of $1.659 million to be recorded in the second quarter of 2008.

Commenting on the results, Vascular Solutions Chief Executive Officer Howard Root said: “As we entered 2008 our most important objective was to resolve the litigation that has negatively affected our business for over the past three years. In the first four months of 2008 we have settled on favorable terms the litigation with Diomed and won a $4.5 million jury verdict in our litigation with Marine Polymer, with only the litigation against VNUS Medical remaining and scheduled for trial commencing on June 23. We are hopeful that by the middle of 2008 we will have removed the distraction and expense of all of our existing litigation, which should allow us to focus completely on continuing to grow our sales and launch new products.”

Net revenue from hemostat products (primarily consisting of the D-Stat Dry™, D-Stat® Flowable, Thrombi-Gel®, Thrombi-Pad™ and D-Stat Radial™ products) was $5.9 million during the first quarter, an increase of 2% over the first quarter of 2007. “First quarter sales of our D-Stat Dry patch encountered resistance from aggressive free sampling programs initiated by two of our patch competitors,” commented Mr. Root. “We believe that this sampling will have a limited long-term effect and that new programs we are initiating with our direct sales force will enhance our attention on growing sales of the D-Stat Dry in the second quarter,” Mr. Root added.

Net sales of extraction catheters (primarily consisting of the Pronto® V3 extraction catheter) were $3.4 million in the first quarter, an increase of 20% over the first quarter of 2007. “In the first quarter we performed the initial launch of our new low profile, or LP, version of the Pronto catheter with excellent clinical success, and have now broadened our production and sales of the LP in the second quarter,” commented Mr. Root. “We also are beginning to benefit from newly published clinical studies demonstrating the benefit of thrombus aspiration in acute myocardial infarction. We believe the market for aspiration catheters is increasing as the benefit of soft thrombus aspiration becomes more well-known, which we believe was one of the contributors to our above-forecast sales of the Pronto V3 catheter in the first quarter,” Mr. Root added.

Net sales of vein products (primarily consisting of the Vari-Lase® endovenous laser console and kits) were $2.2 million in the first quarter, an increase of 23% over the first quarter of 2007. “While we deal with the market disruption caused by the bankruptcy filings of two of our competitors in the laser vein market and we work to conclude our litigation in this product category, our sales force is maintaining our competitive position and our R&D team is broadening our portfolio of products, both of which we believe will position us well for continued growth in the endovenous laser market,” commented Mr. Root.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters, Twin-Pass® dual access catheters and Skyway® support catheters), were $1.1 million in the first quarter of 2008, an increase of 30% over the first quarter of 2007. “The first quarter represented a return to sales growth for our specialty catheter product line and set the stage for further sales growth throughout 2008,” commented Mr. Root. “In April we fully launched our new Gandras™ catheter for pelvic artery catheterizations, and we have three additional specialty catheter products in the R&D pipeline that we expect to launch in 2008,” Mr. Root added.

Net sales of access products (primarily consisting of micro-introducer kits and specialty guidewires), were $929,000 in the first quarter, an increase of 69% over the first quarter of 2007. “In the first quarter we continued to increase sales of our micro-introducer kits and also expanded sales of our new Guardian® hemostasis valve,” commented Mr. Root. “Looking forward, we have two new guidewires and two new specialty versions of introducer sheaths that we expect to expand to U.S.-wide sales in the second quarter,” Mr. Root added.

Gross margin across all product lines was 66.7% in the first quarter of 2008, slightly below expectations principally due to product selling mix in general and lower than expected sales of D-Stat Dry in particular. Based on projected selling mix across products, gross margin on product sales for the second quarter of 2008 is expected to increase to approximately 67% to 68%.

Net income for the first quarter was $235,000 or $0.01 per share, compared to a net loss of $5,534,000 or $0.37 per share in the first quarter of 2007. Net loss in the first quarter of 2007 resulted primarily from the Diomed litigation verdict that was issued in March 2007. During the first quarter of 2008 the company expensed $26,000 in estimated expenses relating to the Diomed judgment and $523,000 of stock-based compensation expense. As adjusted (excluding the Diomed judgment expenses and stock-based compensation expense, and assuming a fully-taxed rate of 38%) net income was $540,000 or $0.03 per fully diluted share in the first quarter of 2008, increasing from adjusted net income of $363,000 or $0.02 per fully diluted share in the first quarter of 2007. During the first quarter of 2008 the company incurred approximately $617,000 in legal expenses, primarily related to the Marine Polymer trial that resulted in the favorable $4.5 million jury verdict issued on April 7.

Regarding future guidance, net revenue for the second quarter is expected to be between $14.5 million and $15.0 million, reflecting expected growth across all five product categories. Corresponding adjusted net income in the second quarter is expected to be between $0.04 and $0.06, not including the expected gain of $1.659 million pre-tax, or $1.028 million after-tax, from the litigation settlement with Diomed, and including the projected litigation expenses associated with the trial with VNUS Medical commencing on June 23. For the entire 2008, the company is adjusting its guidance for net revenue and adjusted net income per share to between $60 million and $62 million and $0.21 and $0.29, respectively. “We believe that the progress we’ve already made in 2008 in eliminating the distraction of litigation and continuing to launch new products positions us very well for our continued sales growth and profitability,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of the company’s web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, April 24, 2008 by dialing 1-888-203-1112 and entering conference ID# 3779475. A recording of the call will also be archived on the company’s web site, www.vascularsolutions.com until Thursday, April 24, 2008. During the conference call the company may answer one or more questions concerning business and financial developments and trends, the company’s view on earnings forecasts and new product development and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenue:
Product revenue	$13,737	$12,019
License and collaboration revenue	377	135
Total revenue	14,114	12,154

Product costs and operating expenses:
Cost of goods sold (1)	4,581	3,929
Collaboration expenses	181	—
Research and development (1)	1,467	1,492
Clinical and regulatory (1)	851	760
Sales and marketing (1)	5,212	4,762
General and administrative (1)	1,542	949
Litigation	26	5,675
Thrombin qualification	—	111

Operating income (loss)	254	(5,524)

Interest expense	(24)	(44)
Interest income	92	91
Income (loss) before tax	$322	$(5,477)

Income taxes	87	57
Net income (loss)	$235	$(5,534)

Net income (loss) per share - basic	$0.02	$(0.37)
Weighted average shares used in calculating - basic	15,413	15,074
Net income (loss) per share - diluted	$0.01	$(0.37)
Weighted average shares used in calculating - diluted	15,839	15,074

(1) Includes stock-based compensation charges of:
Costs of goods sold	$72	$37
Research and development	42	42
Clinical and regulatory	45	23
Sales and marketing	198	97
General and administrative	166	87
	$523	$286

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$5,640	$5,286
Restricted cash	5,473	5,473
Accounts receivable, net	6,892	7,363
Inventories	8,655	8,307
Prepaid expenses	884	810
Total current assets	27,544	27,239
Property and equipment, net	3,630	3,846
Intangible assets, net	193	193
Total assets	$31,367	$31,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$12,340	$12,709

Total long-term liabilities	5,541	5,744

Shareholders’ equity:
Total shareholders’ equity	13,486	12,825
Total liabilities and shareholders’ equity	$31,367	$31,278

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin, litigation and stock-based compensation, but includes assumed taxes on net income using a 38% tax rate for 2008 and a 39% tax rate for 2007.

On March 28, 2007, the jury in a litigation initiated by Diomed Holdings, Inc. concerning the company’s Vari-Lase business returned a verdict that Vascular Solutions contributed to and induced infringement of a patent held by Diomed and awarded monetary damages in the amount of $4.1 million with respect to Vascular Solutions’ activities. Through the quarter ended March 31, 2008 the company has expensed $5.826 million as an estimate of litigation expenses in this matter, representing the amount of the jury’s verdict together with management’s estimate of Vascular Solutions’ attorneys’ fees, court costs, additional damages with respect to Vari-Lase sales in the U.S. through April 11, 2007 and pre-judgment interest. The Company entered into a settlement with Diomed in April 2008 dismissing all claims and appeals by each side for a one-time payment of $3.586 million. The Company will record a litigation gain of $1.659 million in the second quarter of 2008. Due to the one-time nature of the litigation expense or gain, management believes it is useful to exclude the litigation expenses and gain from adjusted net income.

Beginning January 1, 2006 the company has been recognizing stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. The company incurred stock-based compensation expense of $523,000 in first quarter of 2008.

Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the litigation and thrombin qualification expenses in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the company’s performance over different periods, particularly when comparing this period to periods in which the company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the company’s underlying business. Management encourages investors to review the company’s net income prepared in accordance with GAAP to understand the company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the company’s financial results.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the D-Stat Dry hemostatic bandage used for the rapid control of topical bleeding, the Pronto extraction catheter for the aspiration of soft thrombus, the Vari-Lase endovenous laser product line for the treatment of varicose veins, the Langston dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass dual access specialty catheter for dual wire access in percutaneous procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, costs and unpredictable verdicts in pending litigation with VNUS Medical, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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